Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-25480, 33-25233, 33-82076, 333-48789, 333-48795, 333-48815, 333-84779, 333-108092 and 333-110061on Forms S-8 and Registration Statement Nos. 333-122823 and 333-116706 on Forms S-3 of our reports dated March 7, 2006, relating to the consolidated financial statements and financial statement schedule of REGAL-BELOIT CORPORATION and management’s report on the effectiveness of internal control over financial reporting, appearing in this annual report of REGAL-BELOIT CORPORATION on Form 10-K for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
March 10, 2006